                                                                   EXHIBIT 10.14

Mr. Michael D. Fox                                                March 22, 1999
Direct of Sales Eastern Region                            [LOGO] Cincinnati Bell
SoloPoint, Inc.                                                        Telephone
130B Knowles Drive                                             201 E. Fourth St.
Los Gatos, CA 95032                                                P.O. Box 2301
                                                     Cincinnati, Ohio 45201-2301


Dear Mike:

This letter confirms Cincinnati Bell Telephone Company's commitment to purchase and accept a minimum of 10,000 S-310-CVM Voice Mail and Caller ID Manager units at a price of $39.00/unit before March 31, 2000, Payment terms are net 30 days. Cincinnati Bell agrees to treat pricing and terms of this purchase as proprietary information coveted by the non-disclosure agreement in effect between SoloPoint and Cincinnati Bell.

Cincinnati Bell or its designated agent will issue Purchase Orders for the scheduled quantities at least four weeks in advance of our required Delivery Date. We will attach a copy of this letter to each Purchase Order, specifically referencing that Purchase Order. Cincinnati Bell reserves the right to refuse acceptance of any units that do not perform to their stated specifications. Cincinnati Bell understands that upon acceptance of products by Cincinnati Bell or its designated agent, such products can only be returned to SoloPoint in accordance with SoloPoint's current S-310-CVM warranty policy.

Cincinnati Bell would like the 10,000 units delivered to Cincinnati Bell, and/or its designated agent freight pre-paid, according to the following schedule:

                   Delivery Date                          Quantity                 Delivery Location
---------------------------------------------------  ------------------  --------------------------------------

On or before March 31, 1999                                 2,000        Innotrac (P.O. Issued 3/19)
On or before March 31, 1999                                 1,000        Cincinnati Bell (P.O. Issued 3/15)
On or before April 23, 1999                                 2,500        Innotrac (P.O. Issued 3/19)
On or before September 30, 1999                             2,500        Innotrac/Cincinnati Bell
                                                           ------
          1999 Sub-total                                    8,000
On or before March 31, 1999                                 2,000        Innotrac/Cincinnati Bell
                                                           ------
          Total Units                                      10,000

Cincinnati Bell may adjust the above delivery schedule by providing SoloPoint a minimum of 30 days written notice prior to the adjusted delivery date, However, if for any reason other than the S-310-CVM failing to perform to SoloPoint's stated specifications, Cincinnati Bell or its designated agent accepts delivery of fewer than 10,000 units delivered to Cincinnati Bell or its agent by March 31, 2000, Cincinnati Bell will make immediate payment to SoloPoint of an additional $20.72 for each S-310-CVM delivered to and accepted by Cincinnati Bell or its designated agent, per standard pricing for 5-10,000 units quoted at $59.72 per unit.

Cincinnati Bell or its designated agent will provide first-tier customer support for the first 30 days post-sale. SoloPoint will provide after 30 days post-sale support and second-tier support during SoloPoint's normal business hours for customer inquiries referred to SoloPoint by Cincinnati Bell or its designated agent.

We look forward to ongoing business with SoloPoint. Please contact John Rhoads at 513-397-0985 with any questions.